Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK COMPLETES ACQUISITION OF REMAINING SHARE OF

DESSERT PRODUCTS INTERNATIONAL

SPARKS, MD, MAY 2 - - - McCormick & Company, Incorporated (NYSE:MKC) today announced that it has completed the acquisition of the remaining 49% share of Dessert Products International, S.A.S. (DPI) from Hero A.G. in exchange for its 50% interest in the Signature Brands, LLC joint venture.  The initial agreement for these transactions was first announced on February 17, 2006.  The Company had acquired a 51% interest in the DPI business as part of the acquisition of the Ducros business in August 2000.  As a result of this transaction, McCormick now has 100% ownership of DPI, which markets the Vahine brand in France and other European countries.

Robert J. Lawless, Chairman, President & CEO of McCormick, stated, “This action is another step in McCormick’s plan to simplify its business and focus on those areas with strong growth potential.  Vahine is the leading brand of dessert aids in France and other European countries.  Since acquiring a 51% interest in this business in 2000, product innovation and expanded distribution have increased sales and net income more than 50%.”

As previously announced, the impact of this exchange on McCormick’s ongoing sales and net income is expected to be neutral.  However, in the second quarter, the Company expects to record a net gain after-tax of approximately $27 million that will increase 2006 earnings per share approximately 20¢.  The Company has increased its projected earnings per share for 2006 from a range of $1.21-$1.24 to a range of $1.41-$1.44.  This range still includes the impact of special charges in connection with the previously announced restructuring plan which are projected to be 42¢, as well as 11¢ of stock-based compensation expense that the Company began to record in 2006.

Forward-looking Information

                Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

                McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food manufacturers as well as to retail outlets.

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For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

5/2006